Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference in the Post-Effective Amendment No. 4 to Registration Statement (Form S-3 No. 333-118024) and related prospectus of LandAmerica Financial Group, Inc. for the registration of $125,000,000 aggregate principal amount of 3.25% Convertible Senior Debentures due 2034 and 2,306,150 shares of common stock of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc., LandAmerica Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Richmond, Virginia

July 5, 2005